Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Redwire Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward From Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection With Unsold Securities To be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	(1)(2)	(3)	(1)	—	(4)
	Equity	Preferred stock, par value $0.0001 per share	457(o)	(1)(2)	(3)	(1)	—	(4)
	Other	Warrants	457(o)	(1)(2)	(3)	(1)	—	(4)
	Other	Subscription Rights	457(o)	(1)(2)	(3)	(1)	—	(4)
	Equity	Units	457(o)	(1)(2)	(3)	(1)	—	(4)
	Unallocated (Universal) Shelf	—	457(o)			$400,000,000	0.0001102	$44,080
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts							$44,080
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$44,080
(1)The amount to be registered consists of up to $400,000,000 of an indeterminate amount of common stock, preferred stock, warrants, subscription rights and/or units. There is also being registered hereunder such currently indeterminate number of (i) shares of common stock or other securities of the registrant as may be issued upon conversion of, or in exchange for, preferred stock registered hereby, or (ii) shares of preferred stock, common stock, or units as may be issued upon exercise of warrants registered hereby, as the case may be. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder.

(2)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)The proposed maximum offering price per security will be determined from time to time by the registrant in connection with, and at the time of, the issuance of the securities and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.
(4)Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.
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